Exhibit 99.1

Thomas Properties Group, Inc. To Transfer Listing to New York Stock Exchange
Los Angeles, CA - April 26, 2013 Thomas Properties Group, Inc. (NASDAQ:TPGI) today announced that it is transferring the listing of its common stock from the NASDAQ Global Market (“NASDAQ”) to the New York Stock Exchange (“NYSE”). The company expects to begin trading on the NYSE on May 8, 2013, using its current ticker symbol “TPGI”. The company's common stock will continue to trade on the NASDAQ until the transfer is complete.
Jim Thomas, Chairman and Chief Executive Officer, commented, “We believe a listing on the NYSE will increase our visibility within the investment community, consistent with our objective to further expand our investor base while creating value for our shareholders.”
About Thomas Properties Group
Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.
Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012, which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor relations contact:
Thomas Properties Group
Diana Laing, Chief Financial Officer
213.613.1900